                                                                    Exhibit 10.1
                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENTAGREEMENT ("Agreement"), dated as of December 16, 2002 is between MICHAEL J. MERRIMAN ("Merriman") and ROYAL APPLIANCE MFG. CO., an Ohio corporation ("Royal").

         WHEREAS, Merriman has been President and Chief Executive Officer of Royal pursuant to an employment agreement dated March 14, 2002;

         WHEREAS, Royal intends to enter into an agreement and plan of merger (the "Merger Agreement"), with TechTronic Industries Company Limited, a Hong Kong limited liability company ("TTI"), pursuant to which TTI will acquire all of the issued and outstanding common shares of Royal;

         WHEREAS, Royal desires to continue to employ Merriman following the consummation of the transactions contemplated by the Merger Agreement (such transactions shall collectively be referred to herein as the "Merger");

         WHEREAS, Royal and Merriman desire to amend and restate the Agreement dated March 14, 2002, in order to reflect their agreement as to the terms of Merriman's continuing employment following the Merger; and

         WHEREAS, Merriman desires to accept such continuing employment on the revised terms set forth in this Agreement; and

         WHEREAS, the March 14, 2002 Agreement provides that it may be amended by a written agreement signed by all parties thereto.

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration the parties agree as follows:

         1. Definition of Certain Terms. For the purposes of this Agreement, the terms listed below shall be defined as follows:

                  "Affiliate" shall mean any corporation or other business entity that directly or indirectly is controlled by the Company and any joint venture, partnership or other legal entity in which the Company has a significant ownership interest.

                  "Board" shall mean the Company's Board of Directors.

                  "Cause" shall have the meaning set forth in Section 7.C.

                  "Company" shall mean Royal and its successors and assigns.

                  "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or Item 1 of Form 8-K (or any similar item or successor schedule, form, or report) promulgated under the Securities Exchange Act of 1934 as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if and at such times as (i) any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange
Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority (i.e., more than one-half) thereof unless the election, or the nomination for election by the Company's shareholders, of each new director during such two-year period was approved by an affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of said two-year period. In addition, a change of control shall be deemed to have occurred if there is (a) the sale, lease or other transfer in one or more transactions not in the ordinary course of business of a total of seventy percent (70%) or more of the Company's assets, or (b) any merger or consolidation between the Company and another corporation or other legal entity immediately after which the Company's stockholders immediately prior to the transaction hold, directly or indirectly, less than fifty percent (50%) of the combined voting power of the Company or its successor. Notwithstanding the foregoing, for purposes of this Agreement, in no event shall a "Change in Control" be deemed to include any event associated or in connection with the Merger or the Merger Agreement.

                  "Disability" shall mean Merriman's inability to perform all of his duties for an aggregate of 90 days in any 12 consecutive month period due to a physical or mental incapacity based upon evidence of a licensed physician who has been mutually agreed to by Merriman (or his primary care giver if Merriman is physically unable to agree) and Royal.

                  "Effective Date" shall mean the date of this Agreement as set forth in the first line above.

                  "Executive" shall mean Merriman.

                  "Good Reason" shall have the meaning set forth in Section 7.C.

                  "Noncompete Period" shall have the meaning set forth in
Section 8.

                  "Term" shall have the meaning set forth in Section 2.

         2. Term of Employment. The initial term of this Agreement shall commence on the Effective Date of this Agreement and shall expire on the first anniversary thereof ("Term"); provided, however, that the Term shall be automatically extended for successive one-year periods, unless not later than 60 days prior to the end of the initial term or any automatic extension thereof, the Company or Merriman shall have given the other party written notice to the contrary. If the Company gives notice of its intention not to renew this Agreement, Merriman will be entitled to the severance benefits set forth in
Section 7.A. hereof.

         3. Position.

                  A. During the Term, Merriman will be employed as President and Chief Executive Officer of the Company. Merriman will devote substantially all his business time to the performance of his duties hereunder, will engage in no other business activities without permission of the Board and will perform his duties hereunder to the best of his abilities; provided, however, that (1) prior to the Merger, Merriman may serve as an outside director for any three companies that do not compete with the Company or any of its Affiliates; and (2) as of the date of consummation of the Merger (the "Closing Date") and after, Merriman may continue to serve as an outside director for those companies on whose board of directors Merriman serves on the Closing Date and, with the written permission of the Board, may serve as an outside director for one or more other companies that do not compete with the Company or any of its Affiliates; and provided, further, that such services do not adversely affect the performance of his duties hereunder.

                  B. In his capacity as President and Chief Executive Officer of the Company, Merriman shall have the executive authority, responsibilities and duties typically held and executed by a chief executive officer of a nationally recognized manufacturing and sales corporation.

                  C. Additionally, Merriman may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or trade association, without seeking or obtaining written approval of the Board, if such investments, activities and services do not interfere or conflict in any material respect with the performance of his duties hereunder or the interests of the Company. Written approval is required from the Board with respect to Merriman serving in any capacity with any federal, state or local governmental entity.

                  D. Principal Office. Merriman's principal office and normal place of work shall be at the Company's principal executive offices in Glenwillow, Ohio.

         4. Obligations Upon Closing of Merger.

                  A. On or before the Closing Date, Merriman shall repay in full the note payable to the Company in the original principal amount of $542,750 that Merriman signed on April 2, 2001; and

                  B. On the Closing Date, the Company shall make a single sum cash payment to Merriman in the amount of $742,000.

         5. Compensation. During the Term, Merriman shall be entitled to the following annual compensation from the Company:

                  A. Salary. The Company shall pay Merriman an annual base salary ("Base Salary") of $400,000 payable in 24 equal semi-monthly installments. State, local and federal income tax withholdings and other normal employee deductions will be deducted from the gross salary prior to payment to Merriman. Merriman's Base Salary shall be reviewed annually by the Board and increases, if any, will be made at the discretion of the Board. Merriman's Base Salary may not be reduced without his consent.

                  B. 2002 MIP Cash Bonus Program. Merriman may earn a cash bonus for the fiscal year 2002 pursuant to the Company's annual management incentive plan ("MIP"). The MIP payment to Merriman will be calculated as a percentage of Merriman's annual Base Salary, the percentage based upon the Company's actual performance compared to the various targeted levels set forth by the Board at the beginning of fiscal year 2002. The annual MIP payment will be paid to Merriman as soon as reasonably practicable following fiscal year 2002, but in any event not later than April 1st. If the MIP shall terminate prior to the end of fiscal year 2002, Merriman shall be entitled to a pro rata MIP payment (based on the period of time served during the year in which the MIP was in effect) which shall be paid to Merriman as soon as reasonably practicable, but in any event not later than April 1st. In the event that the Company fails to implement the incentive compensation programs as described in Section 5.C and/or Section 5.D, the MIP shall be deemed to have been in effect for any such period(s), and Merriman shall be entitled to a cash bonus payment thereunder with respect to such period(s) consistent with the Company's historical practice.

                  C. 2003 EBITDA Bonus Pool. Merriman shall be entitled to a cash bonus equal to 34% of the EBITDA Bonus Pool for fiscal year 2003, which bonus payment will be paid to Merriman as soon as reasonably practicable following fiscal year 2003, but in any event not later than April 1st. Such EBITDA Bonus Pool shall be equal to 50% of the amount by which the Company's EBITDA exceeds $35 million, up to $42 million for fiscal year 2003, excluding bonuses and costs related to the Merger (including, but not limited to, legal and professional fees related to the Merger; non-cash write-offs; and severance costs related to 2003 terminations); provided, however, that the EBITDA Bonus Pool shall not exceed $3.5 million, and provided, further, that, if the EBITDA attributable to the Company's business excluding EBITDA attributable to the Telezapper product for fiscal year 2003 does not equal or exceed $30 million, then no such EBITDA Bonus Pool shall be created, and Merriman shall be entitled to receive no payment under this Section 5.C. All determinations of EBITDA for purposes of determining the amount of the EBITDA Bonus Pool and participants' entitlement to a payment thereunder shall be made in accordance with generally accepted accounting principles applied in the United States and consistent with the Company's recent historical practices.

                  D. Annual Incentive Plan. The Company shall adopt an Annual Incentive Plan for fiscal year 2004 and later fiscal years (the "AIP"), in which Merriman shall participate on terms no less favorable than those applicable to other Company senior management members who may participate in such plan. The annual AIP payment to Merriman will be calculated as a percentage of Merriman's annual Base Salary, the percentage based upon the Company's actual performance compared to the various targeted levels set forth by the Board at the beginning of each fiscal year. The annual AIP payment will be paid to Merriman as soon as reasonably practicable following each annual calendar period, but in any event not later than April 1st. Merriman's level of participation in the AIP may not be reduced without his consent.

                  E. Stock Options and Phantom Stock Rights. Merriman may receive, from time to time, during the Term, such stock options and phantom stock rights as are awarded by the Board or a Committee of the Board under plans authorized by the Board; provided that Merriman shall be granted options to purchase 2,000,000 shares of TTI (the "TTI Options") in May 2003, following TTI's earnings announcement for fiscal year 2002 or as soon thereafter as practicable. Within 30 days after the date of execution of the Merger Agreement, the Company shall transmit to Merriman an offer sheet containing the terms of the TTI Options which is intended to reflect the terms of the TTI Options when issued. The terms of such offer sheet shall be consistent with the following:

                           (i) the TTI Options shall have a term of five years
                  from the date of grant (subject to earlier termination in the event of Merriman's termination of employment);

                           (ii) the TTI Options shall have the lowest per share
                  subscription price on the date of grant permitted by the terms of the plan pursuant to which such options are issued;

                           (iii) the TTI Options shall vest ratably over a
                  period of 12 months; and

                           (iv) the TTI Options shall otherwise be subject to
                  the most favorable terms and conditions applicable to, and the provisions of such options shall be interpreted consistently with the provisions of any option agreement of, any member of senior management of any subsidiary or affiliate of TTI who has been granted options to purchase shares of TTI.

The Company shall cause to be obtained any and all approvals necessary for the issuance of the TTI Options, and failure to obtain any such approval(s) shall not excuse the Company's performance under this Section 5.E.

         6. Benefits and Expenses.

                  A. During the Term, the Company will provide benefits to Merriman no less favorable than those benefits made available to other Company senior management members, including participation in group term life insurance, group health, hospitalization, dental and vision coverage, disability coverage, the 401(k) retirement plan, and maintenance of the current vacation plan providing for six weeks of paid vacation per year which will accrue year to year if unused.

                  B. Reasonable travel, entertainment and other business expenses incurred by Merriman in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies in effect from time to time.

                  C. During the Term, the Company shall provide Merriman with a monthly car allowance for the sole purpose of defraying lease expenses, such allowance not to exceed $775 per month. In lieu of such monthly car allowance, the Company may, at its option, make a car lease payment directly to the lessor, which in no event shall exceed $775 per month. The

Company shall also reimburse Merriman for monthly country club dues not to exceed $700 per month. The Company shall also continue to pay all professional dues currently paid for Merriman, including those to the Young Presidents Organization.

                  D. Merriman shall be indemnified by the Company against claims arising in connection with his status as an employee, officer, director or agent of the Company in accordance with the Company's policies in effect from time to time, subject to applicable law.

         7. Benefits Upon Termination.

                  A. Triggering Termination. In the event of Merriman's termination without Cause or termination due to death or Disability, if Merriman terminates his employment for Good Reason or if the Company gives notice of its intention not to renew this Agreement (collectively, "Triggering Termination"), Merriman, or his estate, shall be entitled to the following severance benefits:

                  (i) Prior to Merger. If the Triggering Termination occurs prior to the date of the Merger, Merriman shall be entitled to:

                           (1) basic severance equal to three times the sum of
                  Merriman's current annual Base Salary and Merriman's average annual MIP earned over the three most recent completed fiscal years of the Company, with such basic severance payable in six equal semi-annual installments beginning within 30 days after the effective date of the Triggering Termination. Notwithstanding the foregoing, if there is a Change in Control after the Effective Date but before the Triggering Termination, the basic severance shall be accelerated and paid in full as a lump sum (without any discount) within 30 days after the Triggering Termination. The balance of any unpaid basic severance shall be accelerated and paid in full (without any discount), in a lump sum, upon any Change in Control that occurs after a Triggering Termination;

                           (2) an additional lump sum severance, payable within
                  30 days of the Triggering Termination. This amount will be determined and set annually each February by the Board and the amount so set shall govern until the next determination by the Board. Such additional lump sum severance amount will not be adjusted up or down by more than 33% from the previous year's amount. The additional lump sum severance amount for 2002 through February 2003 will be $1,500,000;

                           (3) forgiveness by the Company of any amount
                  remaining due from Merriman on the note payable to the Company in the original principal amount of $542,750 that Merriman signed on April 2, 2001; and

                           (4) payment of Merriman's Base Salary through the
                  date of termination; and

                           (5) any additional benefits or perquisites to which
                  Merriman and his dependents, as applicable, shall be entitled (or would have been entitled, if Merriman or his dependents would have been eligible for such benefits or perquisites but for Merriman's termination of employment) under the Company's benefit plans or perquisite arrangements generally applicable to senior management as may be in effect from time to time, including a pro rata MIP payment (based on the period of time served during the year in which the Triggering Termination occurs), if any, for the year in which the Triggering Termination occurs to be paid to Merriman by the next April 1st and any unpaid MIP payment for a prior year, group health, hospitalization, dental and vision coverage for him and his family on the same basis as active senior management of the Company for the 36 months subsequent to the Triggering Termination, and accrued vacation. The Company agrees after a Change in Control and/or for the period 36 months subsequent to the Triggering Termination not to take any action that would adversely affect the Executive's and his dependents' participation in, or materially reduce the benefits under, any of the Company's benefit plans or perquisite arrangements or deprive the Executive or his dependents of any material fringe benefit currently enjoyed, except to the extent that such action, material reduction or deprivation is generally applicable to active members of senior management of the Company and their dependents.

                  (ii) Post-Merger. If the Triggering Termination occurs on or after the date of the Merger and is for any reason other than Merriman's death or Disability, Merriman shall be entitled to the following:

                           (1) a severance payment equal to one-half of the sum
                  of (a) Merriman's current annual Base Salary and (b) Merriman's average annual bonus compensation under the MIP, the AIP and/or the 2003 EBIDTA Bonus Pool, whichever shall be applicable, earned over the three most recent completed fiscal years of the Company; provided, however, that for the purposes of computing such three-year average bonus compensation, the amount deemed to have been earned under the 2003 EBITDA Bonus Pool for fiscal year 2003, if applicable, shall be the lesser of (1) the bonus amount earned by the Executive for fiscal year 2002 under the MIP or (2) the actual bonus amount earned under the 2003 EBITDA Bonus Pool.. Such severance payment shall be paid in full as a lump sum within 30 days after the Triggering Termination;

                           (2) payment of Merriman's Base Salary through the
                  date of termination;

                           (3) a pro rata payment under the MIP, the 2003 EBITDA
                  Bonus Pool and/or the AIP, as applicable, based on the period of time served during the year in which the Triggering Termination occurs, to be paid to Merriman at such time as payments under such plan are customarily made to participants; provided, however, that, if the Triggering Termination shall occur in 2003, such pro rata payment shall be deemed to be the greater of (a) the payment to which Merriman would have been entitled if the Triggering Termination had occurred on July 1, 2003; or (b) the payment calculated using the actual date of the Triggering Termination; and

                           (4) any additional benefits or perquisites to which
                  Merriman and his dependents, as applicable, shall be entitled (or would have been entitled, if Merriman or his dependents would have been eligible for such benefits or perquisites but for Merriman's termination of employment) under the Company's benefit plans and perquisite arrangements generally applicable to senior management as may be in effect from time to time, including any unpaid payment under the MIP, the 2003 EBITDA Bonus Pool or the AIP for a prior year, group health, hospitalization, dental and vision coverage for him and his family on the same basis as active senior management of the Company for the 36 months subsequent to the Triggering Termination, and accrued vacation. The Company agrees after a Change in Control and/or for the period 36 months subsequent to the Triggering Termination not to take any action that would adversely affect the Executive's and his dependents' participation in, or materially reduce the benefits under, any of the Company's benefit plans or perquisite arrangements or deprive the Executive or his dependents of any material fringe benefit currently enjoyed, except to the extent that such action, material reduction or deprivation is generally applicable to active members of senior management of the Company and their dependents.

         B. Other Employment Terminations. If Merriman's employment (i) is terminated by the Company for Cause, (ii) is voluntarily terminated by the Executive for other than Good Reason, or (iii) is terminated due to Merriman's death or Disability, the Company shall pay to Merriman, or his estate, his unpaid Base Salary to the date of that termination and accrued vacation. In addition, the Company shall pay to Merriman, or his estate, any benefits to which Merriman shall be entitled under the Company's benefit plans, including payment of amounts fully earned but not paid under the MIP, the 2003 EBITDA Bonus Pool and/or the AIP, as applicable, for the year in which such termination occurred (and any such unpaid amount for a prior year). Further, if Merriman's termination of employment occurs prior to December 31 in a fiscal year due to Merriman's death or Disability, the Company shall pay to Merriman, or his estate, a pro rata payment, through the date of such termination, under the MIP, the 2003 EBITDA Bonus Pool and/or the AIP, as applicable.

         C. Certain Definitions. The following terms shall have the meanings specified below:

                  (i) "Cause" shall mean the following: (1) for the period prior to January 1, 2004, (a) an act or acts of dishonesty by the Executive constituting a felony and resulting or intended to result directly or indirectly in substantial gain or personal enrichment at the expense of the Company; or (b) the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and such failure results in demonstrable material injury to the Company; provided that the Executive's employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of (I) bad judgment or negligence, or (II) any act or omission without intent of gaining therefrom directly or indirectly a profit to which the Executive was not legally entitled, or (III) any act or omission believed in good faith to have been in or not opposed to the interest of the Company, or (IV) any act or omission in respect of which a determination be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Regulations of the Company or the laws of the State of Ohio, in each case as in effect at the time of such act or omission; and (2) for the period on and after January 1, 2004, (a) an act or acts of dishonesty by the Executive constituting a felony and resulting or intended to result directly or indirectly in substantial gain or personal enrichment at the expense of the Company; (b) the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and such failure results in demonstrable material injury to the Company; (c) any material breach by the Executive of any provision of this Agreement, which is not cured by the Executive after having been afforded a reasonable opportunity to do so; or (d) any willful or reckless act or omission which has a material adverse impact on the business or reputation of the Company; provided that the Executive's employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of bad judgment, negligence or any act or omission believed in good faith to have been in or not opposed to the interest of the Company. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of the conduct constituting "Cause" as set forth above and specifying the particulars thereof in detail.

                           (ii) "Good Reason" will exist if any one or more of
                  the following occur:

                           (1) a material failure by the Company or its Affiliates to honor any of its obligations under Sections 4.B., 5.A., 5.B., 5.C., 5.D., 5.E., 6.A., 6.B., 6.C., 6.D., 15. or 20.C. which failure is not cured by the Company after having been afforded a reasonable opportunity to do so, or

                           (2) an adverse change in nature or scope of the authority, powers, functions, responsibilities or duties attached to the position of President and Chief Executive Officer with the Company (as such position existed on the

                           Effective Date) (including but not limited to assignment by the Company to Merriman of duties inconsistent with his current position, duties, responsibilities, and status with the Company or a change of his reporting responsibilities or titles currently in effect) without the prior written consent of Merriman, which is not remedied within ten calendar days after receipt by the Company of written notice from Merriman of such change; or

                                    (3) if a change in circumstances
                           significantly affecting Merriman's position has occurred (including, without limitation, a change in the scope of the business or other activities for which he is responsible), and as a result thereof Merriman has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position of President and Chief Executive Officer (as such position existed on the Effective Date), which situation is not remedied within ten calendar days after written notice to the Company from Merriman; or

                                    (4) the Company shall, without Merriman's
                           prior written consent, relocate its principal executive offices, or require Merriman to have his principal location of work changed, to any location which is in excess of 30 miles from the current location thereof or cause Merriman to travel away from his office in the course of discharging his responsibilities or duties significantly more (in terms of consecutive days or aggregate days in any calendar year) than was required of him previously; or

                                    (5) failure to elect or reelect or maintain
                           Merriman as President and Chief Executive Officer.

                                    (6) After the Merger or a Change in Control,
                           any purported termination by the Company of Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.D., then, for purposes of this Agreement, no such purported termination shall be effective, provided, if the failure to comply with
                           Section 7.D. occurs despite the Company's good faith efforts to comply, no Good Reason shall exist and the provisions of Section 7.D. shall govern.

                  D. Notice of Termination. Any purported termination of employment by the Company for Cause shall be communicated by written Notice of Termination to Merriman in accordance with Section 16 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Any good faith failure to comply with the provisions of this Section D. or
Section 16 shall require that the process set forth in this Section 7D. be repeated to comply with such provisions.

         8. Confidentiality; Nondisparagement; Nonsolicitation; Noncompetition.

                  A. Merriman acknowledges the time and expense incurred by the Company and its subsidiaries in connection with developing proprietary and confidential information in connection with its businesses and operations. Merriman agrees that he will not at any time during the Term or after termination of his employment, divulge, communicate, use to the detriment of the Company or any of its subsidiaries or Affiliates (collectively, the "Group") or for the benefit of any other person, firm or entity, or misappropriate in any way, any confidential information or trade secrets relating to the Group, including without limitation, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), pro forma financial information, marketing analyses, acquisition terms and conditions, personnel information, trade processes, manufacturing methods, know-how, customer lists and relationships, supplier lists, or other non-public proprietary and confidential information relating to the Group, except to the extent such information is lawfully obtainable from public sources or such use or disclosure is (i) necessary to the performance of Merriman's duties under this Agreement, (ii) required by applicable laws, regulations, or by the rules of a self regulatory organization, or (iii) authorized by the Company. Additionally, during the Noncompete Period, Merriman will not make disparaging remarks about the Company or any of its Subsidiaries, employees, directors, suppliers or customers.

                  B. During the six-month period following the termination of Merriman's employment (the "Noncompete Period"), Merriman shall not, directly or indirectly, for himself or on behalf of any other person, firm or entity, employ, engage or retain any person who at any time during the preceding 12-month period was an employee or consultant of any member of the Group or contact any supplier, customer, employee or consultant from the Group for the purpose of soliciting or diverting any such supplier, customer, employee or consultant from any member of the Group or otherwise interfering with the business relationship of any member of the Group with any of the foregoing, without prior written authorization from the Company.

                  C. During the Noncompete Period, Merriman shall not, directly or indirectly, engage in, or serve as a principal, partner, joint venturer, member, manager, trustee, agent, stockholder, director, officer, or employee of, or consultant or advisor to, or in any other capacity, or in any manner, own, control, manage, operate, or otherwise participate, invest, or have any interest in, any person, firm or entity that engages in North America in the floor care business or in any business that is competitive with any product code or any other business that generated 10% of the revenues of the Group within the preceding 24-month period, without prior written authorization from the Company; provided, however, that the ownership of less than 5% of the outstanding equity securities of a publicly traded corporation or other publicly traded legal entity shall not in and of itself be a violation of this Section 8.C.

                  D. Merriman acknowledges that his employment by the Company and agreements herein (including the agreements of this Section 8) are reasonable and necessary for the protection of the Company and are essential inducements to the Company entering into this Agreement. Accordingly, Merriman shall be bound by the provisions hereof (including the provisions of this Section 8) to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be fully enforceable. However, the parties further agree that, if any of the provisions of this Section 8 shall for any reason be held to be excessively broad as to duration, geographical scope, or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall herein pertain.

                  E. Merriman acknowledges that the services to be rendered under the provisions of this Agreement are of a unique nature and that it would be difficult or impossible to replace such services and that by reason thereof, Merriman agrees and consents that if he violates the provisions of this Section 8, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued or specific performance to be required restricting Merriman from committing or continuing any violation of the provisions of this Section 8.

         9. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the conflict of law provisions thereof. Any claim or action arising hereunder shall be litigated exclusively in the Court of Common Pleas, Cuyahoga County, Ohio or federal courts situated in the Northern District of Ohio, Eastern Division, and each party irrevocably consents and submits to the personal and subject matter jurisdiction of said courts.

         10. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior discussions, correspondence, agreements or understandings (whether oral or written) between the parties hereto with respect to such matters, excluding any agreements relating to stock option and phantom stock grants or indemnity as an employee, officer, director or agent. Any representation, premise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect upon the parties.

         11. Severability; Assignment.

                  A. Except for Section 8 hereof, if any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such portion shall be deemed deleted as though it had never been included herein, but the remainder of this Agreement shall remain in full force and effect.

                  B. This Agreement shall not be assignable by Merriman except pursuant to the laws of descent and distribution and then only for purposes of enforcing Merriman's rights hereunder and shall be assignable by the Company only with the consent of Merriman, provided, however, that the Company may assign its rights and obligations under this Agreement without consent of Merriman in the event that the Company shall effect a sale of the Company that would constitute a Change in Control.

         12. Cooperation with Regard to Litigation. Merriman agrees to cooperate with the Company during the Noncompete Period by making himself reasonably available to testify on behalf of the Company or its Affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative and to assist the Company or any of its Affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. Merriman shall be reimbursed promptly for all out of pocket expenses incurred in satisfying his obligations under this
Section 12.

         13. Waiver; Amendment. No provision hereof may be waived except by a written agreement signed by all parties hereto. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by all parties hereto.

         14. Survival of Payment Provisions. The payment provisions of Sections 6, 7, 12, 15, 19, 20 and 21 hereof shall survive the expiration, suspension or termination, for any reason, of this Agreement.

         15. Successors; Binding Agreement. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and permitted assigns. The Company will require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as would apply if the Executive terminated his employment for Good Reason. This Agreement shall also inure to the benefit of and be binding upon Merriman, his personal or legal representatives, his executors, administrators, heirs, distributees, devisees and legatees. If Merriman should die while any amount would still be payable hereunder had Merriman continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

         16. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or delivered by recognized overnight courier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Secretary of the Company, 7005 Cochran Road, Glenwillow, Ohio 44139, and addressed to Merriman (currently, 16361 Misty Lake Glen, Chagrin Falls, Ohio 44023) at his last known address contained in the personnel records of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         17. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         18. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         19. Set-Off; Interest on Overdue Payments. There shall be no right of set-off or counterclaim against, or delay in, any payment by the Company to Merriman hereunder in respect of any claim against or debt or obligation of Merriman, whether arising hereunder or otherwise. Without limiting the rights of Merriman at law or in equity, if the Company fails to make any payments hereunder on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate equal to the rate in effect, at the time such payment should have been made, under the Company's 401(k) plan for loans to participants in such plan.

         20. Parachute Payments.

                  A. Pre-Merger. If it shall be determined that any payment, distribution or benefit received or to be received by Merriman from the Company or any of its Affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, phantom stock, performance share, performance unit, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing in connection with a Change in Control (individually and collectively, "Payments") which occurs prior to the Closing Date would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such taxes (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Merriman shall be entitled to receive an additional payment from the Company (the "Excise Tax Gross-Up Payment") in an amount such that the net amount retained by Merriman, after the calculation and deduction of any Excise Tax on the Payments (together with any penalties and interest that have been or will be imposed on Merriman in connection therewith) and any federal, state and local income taxes, Excise Taxes and payroll taxes (including the tax imposed by Section 3101(b) of the Code) on the Excise Tax Gross-Up Payment provided for in this Section 20, shall be equal to the Payments. In computing the amount of this payment, it shall be assumed that Merriman is subject to tax by each taxing jurisdiction at the highest marginal tax rate in the respective taxing jurisdiction of Merriman, taking into account the city and state in which Merriman resides, but giving effect to the tax benefit, if any, which Merriman may enjoy to the extent that any such tax is deductible in determining the tax liability of any other taxing jurisdiction (provided that the highest marginal tax rate for federal income tax purposes shall be determined under Section 1 of the Code).

                  B. Post-Merger. If it shall be determined that any Payment(s) in connection with a Change in Control which occurs on or after the Closing Date (including the payment described in Section 4.B. and payments received in connection with the Merger) would be subject to the Excise Tax, Merriman shall not be entitled to an Excise Tax Gross-Up Payment as described in Section 20.A., and instead the Payments otherwise payable to Merriman shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of the Payments, after such reduction, would be subject to the Excise Tax.

                  C. Method of Determinations; Timing of Excise-Tax Gross Up Payment. All determinations required to be made under Section 20.A. and 20.B., including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 20.A., shall be made by the Company's independent auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Merriman within 15 business days after the Company makes any Payments to Merriman. The determination of tax liability and the assumptions made by the Accounting Firm shall be subject to review by Merriman's tax advisor, and, if Merriman's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Merriman's tax advisor shall jointly designate a nationally-recognized public accounting firm within five business days after notice has been given to the Company of Merriman's disagreement with the Accounting Firm's calculation, which shall make the determination within 15 business days after its appointment. If the parties cannot agree on a nationally recognized public accounting firm, then both parties shall select a nationally recognized public accounting firm who shall then jointly select a third nationally recognized public accounting firm which shall make the determination within 15 business days after its appointment. All fees and expenses of the accountants and tax advisors retained by either Merriman or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 20, shall be paid by the Company to Merriman within five days after the receipt of the determination, subject to applicable federal, state, local and Excise Tax withholding requirements. Any determination by a jointly designated public accounting firm shall be binding upon the Company and Merriman. If an accounting firm determines that no Excise Tax is payable by Merriman, it shall, at the same time as it makes such determination, furnish the Company and Merriman an opinion that Merriman has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return.

                  D. Excise Tax Gross-Up Underpayment or Overpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder ("Underpayment"). In the event that Merriman was entitled to an Excise Tax Gross-Up Payment under Section 20.A. and the Internal Revenue Service ("IRS"), on audit, asserts that Merriman has made an underpayment and Merriman is required (by reason of settlement or otherwise) to make a payment of any Excise Tax, or if Merriman is required to make one or more payments of Excise Tax to the IRS (and/or interest or penalties thereon) upon the filing of his original or amended tax returns which exceed the amounts taken into account in determining the initial Excise Tax Gross-Up Payment made pursuant to Sections 20.A. and 20.C., then in either of such events, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in
Section 20.A. shall be promptly paid by the Company to or for the benefit of Merriman. In addition, the Company will pay Merriman an amount equal to any penalties, interest or additions to be assessed against him as a result of the Underpayment, which amounts shall be grossed up for any federal, state, local or Excise Taxes payable with respect to such penalties, interest or additions to tax such that Merriman receives a net amount equal to the penalties, interest and additions to tax assessed against him (determined in the same manner as described in Section 20.A.). Merriman shall not be obligated to contest any proposed assessment of any Underpayment and may settle any such audit action or proceeding involving an Underpayment at his discretion; provided, however, that Merriman shall, upon notice of examination by the IRS, give notice thereof to the Company and the Company, at its sole cost and in its sole discretion, may, on behalf of Merriman, defend and contest against any proposed IRS deficiency. In the event that the Company assumes the defense of the proposed deficiency, the Company shall immediately, upon written request of Merriman, secure all of its possible obligations to Merriman as provided for in this
Section 20.D. by either posting cash collateral in escrow or providing Merriman with a "clean irrevocable letter of credit" in the amount of all of the Company's possible obligations to Merriman pursuant to this Section 20.D. The terms of such escrow or clean irrevocable letter of credit shall be negotiated by Company and Merriman at such time. Merriman agrees to execute any documents, including Powers of Attorney, that may be necessary to facilitate Company's defense and/or contesting the IRS's assertions. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company to Merriman payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         21. Legal Fees and Expenses.

                  A. Each party shall bear its own legal fees and expenses in connection with any dispute arising under this Agreement; provided, however, that the Company: (1) irrevocably authorizes the Executive from time to time to retain counsel of his choice to represent the Executive in connection with the negotiation and interpretation or enforcement of this Agreement, including the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction; (2) notwithstanding any existing or prior attorney-client relationship between the Company or any person affiliated with the Company and such counsel, irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel; and (3) shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys' and related fees and expenses incurred by the Executive in connection with any litigation or other legal action, whether by or against the Company, or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction, arising out of any provision of this Agreement, where and to the extent to which the Executive prevails as to material issues in such litigation or other legal action. Such payment shall be made to the Executive not later than seven days following the entry of judgment in favor of the Executive or other resolution purported by the decision-maker to be final, and shall not be withheld on account of a pending appeal from such judgment or resolution, but the Company shall have the right to recover such payment from the Executive if the Executive shall lose on appeal.

                  B. In the event that the Merger Agreement is terminated, the foregoing provisions of Section 21.A. shall be void and of no effect, and this
Section 21.B. shall apply: It is the intent of the Company that the Executive not be required to incur the legal expenses associated with (i) negotiation or interpretation of any provision in, or obtaining of any right or benefit under, this Agreement or (ii) the enforcement of his rights under this Agreement by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the negotiation and interpretation or enforcement of this Agreement, including the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company or any person affiliated with the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys' and related fees and expenses incurred by the Executive under this Section 21.B.

            [The remainder of this page is intentionally left blank.]

         Executed in Glenwillow, Ohio the 16th day of December, 2002.

ROYAL APPLIANCE MFG. CO.


By:
    ------------------------------------    ------------------------------------
              Richard G. Vasek,                      Michael J. Merriman
          Chief Financial Officer